UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) May 30, 2008

CHINA DIRECT, INC.

(Exact name of registrant as specified in its charter)

Florida	001-33694	13-3876100
(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification No.)

431 Fairway Drive, Deerfield Beach, Florida 33441

(Address of principal executive offices) (Zip Code)

Registrant’s telephone number, including area code (954) 363-7333

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.

At the May 30, 2008 meeting of the Board of Directors (the “Board”) of China Direct, Inc. (the “Company”), and based on the recommendation of the Compensation Committee of the Board (the “Compensation Committee”), the Board approved the following compensation that will be paid by the Company to its non-employee independent directors:

The Company’s independent non-employee directors will be paid an annual retainer of $20,000 and $750 for each day they attend in person a Board or committee meeting. The Chairman of the Audit Committee will also receive an annual retainer of $4,000. The annual retainers will be paid in quarterly installments during the directors’ one year term in office. Additionally, upon election to the Board on May 30, 2008, the Board granted each of Messrs. Barnes, Leibowitz and Steiner 5,000 shares of the Company’s restricted common stock. The restricted common stock will vest in equal quarters during the Directors’ term but only if the director is still a director of the Company at the time of vesting. The shares of restricted stock are eligible for the payment of dividends, if the Board were to declare dividends on the Company’s common stock. The grant of restricted stock is made in addition to the directors’ annual cash retainers and meeting attendance fees.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: June 3, 2008

CHINA DIRECT, INC.

By:	/s/ David Stein
David Stein,
Chief Operating Officer